Exhibit 2.4

[CITYNET LETTERHEAD]

Universal Access Global Holdings Inc.

233 South Wacker Drive

Chicago, Illinois 60606

Ladies and Gentlemen,

Reference is made to that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of April 7, 2003, between CityNet Telecommunications, Inc. (“CityNet”) and Universal Access Global Holdings Inc. (“UAXS”).  Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Purchase Agreement.

Subject to the terms of this Letter Agreement, CityNet and UAXS are proceeding with the Closing of the transaction contemplated by the Purchase Agreement notwithstanding the failure to be satisfied of certain conditions to Closing set forth in Section 7 of the Purchase Agreement.  Such election is made subject to compliance with, and the waiver of such conditions is limited by, the terms hereof.  This Letter Agreement shall not serve to limit the rights of the parties regarding any provisions of the Purchase Agreement, except as explicitly provided hereby.  To the extent necessary to effect the provisions hereof, this Letter Agreement shall constitute an amendment of specific provisions of the Purchase Agreement, provided that all other provisions thereof shall be unaffected hereby.  Upon any failure by a party to comply with the terms of this Letter Agreement, any rights of the other party with respect to the provisions of the Purchase Agreement amended hereby shall be reinstated.

The parties acknowledge that, notwithstanding Section 7.1(c) of the Purchase Agreement, the third party and governmental consents (the “Outstanding Consents”) set forth on Schedule A annexed hereto have not been obtained as of the date hereof.  The parties agree to proceed with the Closing notwithstanding such failures, provided that the covenants of the parties contained in Sections 4.2, 5.2 and 6.1 of the Purchase Agreement shall continue following the Closing with respect to obtaining the Outstanding Consents, until such time as all Outstanding Consents have been obtained or the parties mutually agree to suspend or cease efforts to obtain any specific Outstanding Consents.

The parties acknowledge that, notwithstanding Section 7.2(f) of the Purchase Agreement, as of the Closing, the Board of Directors of UAXS shall be composed of nine members (including one vacant seat), consisting of Anthony P. Dolanski, Carolyn F. Katz, Randall R. Lay, H. Robert Gill, [Insert four CityNet Nominees taking office at Closing], provided that as soon as practicable following the date hereof, UAXS shall file with the Securities and Exchange Commission and distribute to shareholders a Schedule 14f-1, that includes all the information required by, and is otherwise in compliance with, the Exchange Act and the rules and regulation thereunder, providing for the appointment of [Insert fifth CityNet Nominee] to fill the vacancy in the Board of Directors of UAXS and provide that five out of the nine members thereof shall have been designated by CityNet, and provided further, that as soon as allowed by the Exchange Act and the rules and regulations thereunder, [Insert fifth CityNet Nominee] shall be appointed to fill the vacant seat on the UAXS Board of Directors.

The parties acknowledge that, pursuant to Section 7.2(i) of the Purchase Agreement, the Transferred Employees were anticipated to be employed by UAXS as of the Closing.  The Transferred Employees are set forth on Schedule B annexed hereto.  The parties acknowledge that, as of the Closing, certain of such Transferred Employees may remain employed by CityNet and shall not have been transferred by CityNet to UAXS.  CityNet and UAXS agree to use reasonable efforts to arrange for the transfer of such Transferred Employees’ employment from CityNet to UAXS in an expedient manner.  From and after the Closing until such time as each such Transferred Employee shall be employed by UAXS, CityNet will make the services of such Transferred Employees available  to UAXS for use as UAXS sees fit (in accordance with the terms of the Purchase Agreement and applicable law) and the parties agree that such Transferred Employees’ primary occupation shall be in the service of UAXS.  During such period, all costs related to the employment of such Transferred Employees (including, without limitation, any salary and the cost of all benefits provided to such Transferred Employees by CityNet) shall be borne by UAXS.  CityNet shall provide to UAXS statements of such costs and UAXS shall promptly (and in any event, within thirty (30) days) reimburse CityNet for such amounts.

The parties acknowledge that, notwithstanding Section 7.2(h) of the Purchase Agreement, the city rights agreement related to CityNet’s fiber ring in the City of Albuquerque, New Mexico will not need to be amended in connection with the Transactions.  In lieu of such an amendment, at the Closing, CityNet will assign its rights (to the extent such rights relate to the Albuquerque fiber ring and related assets being transferred to UAXS) under the city rights agreement with the City of Albuquerque to UAXS.  The parties agree to proceed with the Closing notwithstanding such arrangement, provided that the covenants of the parties contained in Sections 5.1, 5.2 and 6.1 of the Purchase Agreement shall continue following the Closing with respect to the assignment of such city rights agreement.

The parties acknowledge that, notwithstanding Section 7.2(c) of the Purchase Agreement, the officer’s certificate to be delivered by UAXS will only be signed by its Chief Financial Officer and not its President because as of the Closing the office of President is vacant. The parties agree to proceed with the Closing notwithstanding such arrangement. Furthermore, the parties agree that Section 7.2(c) shall hereby be amended such that the reference to paragraph “(o)” shall now reference paragraph “(m).”

The parties acknowledge that, notwithstanding Section 7.3(d) of the Purchase Agreement, the parties will not execute a bill of sale in connection with the transfer of the

Fiber Ring Assets and instead will have entered into two (2) separate Assignment and Assumption Agreements with regard to the Fiber Ring Assets as of the Closing. The parties agree to proceed with the Closing notwithstanding such arrangement.

The parties agree that CityNet will allow UAXS to utilize a portion of its office space in Silver Spring, Maryland.  Such usage shall be accomplished in all respects in accordance with the lease (the “Lease”) for such office space.  CityNet will invoice UAXS for all payments required under the lease for a period of one year from the Closing Date and, thereafter, for a proportional amount (based on the respective usage of the space by CityNet and UAXS) of all payments required under the Lease and UAXS will make all such payments directly to the party indicated by CityNet in the manner and time frame specified in the Lease.

This Letter Agreement and the Purchase Agreement, including the Schedules and Exhibits referred to therein and the other writings specifically identified therein or contemplated thereby including, without limitation, the Company SEC Reports and Draft Form 10-K, collectively, are complete, reflect the entire agreement of the parties with respect to their subject matter, and supersede all previous written or oral negotiations, commitments and writings.  No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or therein or in such other writings; and all inducements to the making of this Letter Agreement relied upon by either party hereto have been expressed herein or therein or in such other writings.

This Letter Agreement shall only be assignable by CityNet to a corporation or partnership controlling, controlled by or under common control with CityNet upon written notice to UAXS.  This Letter Agreement may not be assigned by UAXS without the prior written consent of CityNet.  This Letter Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

This Letter Agreement shall be construed under and governed by the internal laws of the state of Delaware without regard to its conflict of laws provisions.

This Letter Agreement may not be amended or modified except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

For the convenience of the parties and to facilitate execution, this Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

Please acknowledge your agreement with the foregoing by executing the space indicated below.

CITYNET TELECOMMUNICATIONS, INC.

		By:	/S/ Emilio Pardo
Name: Emilio Pardo
Title: Chief Executive Officer

Acknowledged and Agreed:

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

By:	/S/ Randall R. Lay
Name: Randall R. Lay
Title: President and Chief Executive Officer

SCHEDULE A

OUTSTANDING CONSENTS

By UAXS:

New Jersey Board of Public Utilities

Virginia State Corporation Commission, Division of Public Utility Accounting

By CityNet:

Burlington & Santa Fe Railway

SCHEDULE B

TRANSFERRED EMPLOYEES

Emilio Pardo

Scott Layman

Cyrus Bamji

Marcia Hale

Lee Allentuck

Robin Carey-Pedace

Deb Horn

Robert Monsheimer

Phil Olivetti

Diane Santo Domingo